EXHIBIT 5.1

[HELLER EHRMAN WHITE & MCAULIFFE LETTERHEAD

March 19, 2004

Corcept Therapeutics Incorporated

275 Middlefield Road, Suite A

Menlo Park, California 94025

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-112676) filed with the Securities and Exchange Commission on February 10, 2004 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, 5,750,000 shares of its authorized but unissued Common Stock, par value $.001 per share (the “Shares”). The Shares, which include up to 750,000 shares of the Company’s Common Stock issuable by the Company or to be sold by the stockholder of the Company (the “Selling Stockholder”) pursuant to an over-allotment option granted to the underwriters by the Company and the Selling Stockholder, are to be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) among the Company and Thomas Weisel Partners LLC, Piper Jaffray and Legg Mason Wood Walker, Inc., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Amended and Restated Certificate of Incorporation of the Company, filed as an exhibit to the Registration Statement and to be filed with the

Heller Ehrman White & McAauliffe LLP    275 Middlefield Road    Menlo Park, CA 94025-3506    www.hewm.com

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HellerEhrman	Corcept Therapeutics Incorporated March 19, 2004
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Delaware Secretary of State in connection with the sale of the Shares, and certified to us by an officer of the Company as being the form to be filed with the Delaware Secretary of State in connection with the sale of the Shares;

(b)	The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and stockholders of the Company relating to the Shares, and the Registration Statement, and (ii) certifying as to certain factual matters;

(d)	The Registration Statement; and

(e)	A draft of the Underwriting Agreement to be filed as Exhibit 1.1 to the Registration Statement.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. Our opinion to the effect that all issued and outstanding Shares are fully paid and nonassessable is based on the certification obtained from the Company identified in item (c) above to the effect that the consideration for such Shares recited in the Board of Directors’ resolutions relating to such Shares has been received.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the Underwriting Agreement signed by the parties thereto conforms in all material respects to the draft to be filed as Exhibit 1.1 to the Registration Statement, (iii) the currently unissued Shares to be sold by the Company are issued. delivered and paid for in accordance with the terms of the Underwriting Agreement, (iv) the currently outstanding Shares to be sold by the Selling Stockholder are delivered and paid for in accordance with the Underwriting Agreement, (iv) appropriate certificates evidencing the Shares will be executed and delivered by the Company, and (v) all applicable securities laws are complied with, it is our opinion that, when issued by the

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Company, the currently unissued Shares covered by the Registration Statement will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/    Heller Ehrman White & McAuliffe LLP